                                                                   EXHIBIT 23.11
                 [KRONISH LIEB WEINER & HELLMAN LLP LETTERHEAD]






We hereby consent to the inclusion of our opinion dated April 14, 1999, regarding certain federal income tax consequences of the proposed stock offering by Pechiney S.A. of shares of "New ANC" (American National Can Group, Inc.), the proposed contribution of the assets of American National Can Company not associated with the beverage can business to "Newco" (Pechiney Plastic Packaging), and the proposed split-off of Pechiney Plastic Packaging to Pechiney S.A. as an exhibit to this Registration Statement on Form S-1 of American National Can Group, Inc., and to the reference to us under the heading "Reorganization of ANC - Tax Treatment" in such Registration Statement.



                                               Kronish Lieb Weiner & Hellman LLP



New York, New York
June 25, 1999